Exhibit 99.1

Montpelier Re Reports Fourth Quarter and Full Year Financial Results

•                  Fully converted book value per common share of $26.14, a 17.0% increase for the full year, including common dividends.

•                  A 46% loss ratio and 81% combined ratio for the full year, which includes $94 million, or 15 points, of net losses incurred as a result of windstorm Sandy.

HAMILTON, Bermuda, February 7, 2013 - Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading global provider of property catastrophe reinsurance and other specialty lines, today reported its financial results for the fourth quarter and year ended December 31, 2012.

Fully converted book value per common share was $26.14, a decrease of 1.3% for the fourth quarter and an increase of 17.0% for the full year, each computed after taking into account common share dividends declared during each period.

The operating loss for the quarter was $0.31 per common share ($17 million) and the net loss was $0.48 per common share ($27 million), each expressed after preferred share dividends. The net loss for the quarter includes $3 million of realized and unrealized investment gains, $3 million of net foreign exchange losses and a $10 million loss on early extinguishment of debt.

Despite the loss for the quarter, operating income for the year was $2.58 per common share ($151 million) and net income was $3.67 per common share ($214 million), each expressed after preferred share dividends.  Net income for the year includes $82 million of realized and unrealized investment gains, $9 million of net foreign exchange losses and a $10 million loss on early extinguishment of debt.

Net premiums written were up 2% in the quarter, or 19%, when adjusting for reinstatement premiums ($5 million) and the sale of MUSIC ($15 million).

The quarterly result included a $94 million loss (net of reinsurance recoveries and reinstatements) from windstorm Sandy, consistent with our December announcement, which was partially offset by $26 million in prior-year loss reserve development. The combined ratio was 116% for the quarter. The loss ratio and the combined ratio for the full year were 46% and 81%, respectively.

Net investment income for the quarter was $17 million and $67 million for the full year. The total return on the investment portfolio was 0.6% for the quarter and 5.2% for the full year.

Christopher Harris, President and Chief Executive Officer, said, “I am pleased with our performance for the year.  Despite windstorm Sandy, we produced 17% growth in fully converted book value per share on the strength of our balanced underwriting portfolio and solid investment results.  Both our Bermuda and Lloyd’s underwriting platforms delivered strong profitability.”

“We were also pleased to further expand our underwriting partnerships with the successful launch of the Blue Capital asset management platform in December.”

Mr. Harris continued, “Our underwriting teams executed well during a competitive January renewal season.  We expect a modest increase of 1% to 5% for net written premiums in the first quarter of 2013 driven by targeted growth in our property catastrophe and marine portfolios offset by reductions within certain other specialty lines.”

During the fourth quarter the Company repurchased 590,000 common shares at an average price of $22.52 per share ($13 million). During 2012, the Company repurchased 5,981,589 shares at an average price of $20.22 per share ($121 million).

As of December 31, 2012, total shareholders’ equity was $1.6 billion and total capital was $2.0 billion. On October 5, 2012, the Company issued $300 million of 10-year senior notes with a 4.7% coupon. The proceeds from this issuance were used to redeem, on November 5, 2012, our then outstanding $228 million 6.125% senior notes due in 2013, with the balance being used for general corporate purposes.

Please refer to Montpelier’s December 31, 2012 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer session, on Friday, February 8, 2013 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-317-6016 (US toll free), 1-412-317-6016 (international) or 1-855-669-9657 (Canada toll free). A telephone replay of the conference call will be available through March 8, 2013 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 10023494.

Contacts:

Montpelier Re Holdings Ltd.

Investors:
William Pollett, 441-299-7576
SVP, Chief Corporate Development and Strategy Officer and Treasurer

Media:
Jeannine Menzies, 441-299-7570
Corporate Affairs Manager

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, for specific important factors that could cause actual results to differ materially from those contained in forward- looking statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends on, or repurchases of, our common shares or preferred shares to differ include, but are not limited to: market conditions affecting the prices of our common shares or preferred shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to effectively execute the business plans of the Company, its subsidiaries and any new ventures that it may enter into; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	December 31,		December 31,
	2012		2011
Assets

Fixed maturity investments, at fair value	$2,738.6		$2,390.2
Equity securities, at fair value	40.9		96.1
Other investments	138.5		102.4
Cash, restricted cash and cash equivalents	401.4		468.7

Total Investments and Cash	3,319.4		3,057.4

Reinsurance recoverable on unpaid losses	102.7		77.7
Reinsurance recoverable on paid losses	6.7		7.7
Insurance and reinsurance premiums receivable	222.9		213.4
Unearned reinsurance premiums ceded	22.2		22.0
Deferred insurance and reinsurance acquisition costs	48.4		50.9
Accrued investment income	15.2		16.2
Unsettled sales of investments	48.9		33.9
Other assets	23.7		20.3

Total Assets	$3,810.1		$3,499.5

Liabilities

Loss and loss adjustment expense reserves	$1,112.4		$1,077.1
Debt	399.1		327.8
Unearned insurance and reinsurance premiums	270.1		265.9
Insurance and reinsurance balances payable	54.0		44.0
Liability for investment securities sold short	138.8		136.3
Unsettled purchases of investments	148.7		69.9
Accounts payable, accrued expenses and other liabilities	57.6		29.2

Total Liabilities	2,180.7		1,950.2

Shareholders’ Equity

Non-cumulative preferred shares	150.0		150.0
Common shares and additional paid-in capital	1,056.1		1,165.7
Common shares held in treasury, at cost	(23.1)		(22.0)
Retained earnings	449.7		259.7
Accumulated other comprehensive loss	(3.3)		(4.1)

Total Shareholders’ Equity	1,629.4		1,549.3

Total Liabilities and Shareholders’ Equity	$3,810.1		$3,499.5

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	55,270	sh	60,864	sh
Common and common equivalent shares outstanding (000s)	56,596		61,625

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Underwriting revenues

Gross insurance and reinsurance premiums written	$94.4	$91.7	$735.3	$725.5
Ceded reinsurance premiums	(11.0)	(10.1)	(119.6)	(101.5)
Net insurance and reinsurance premiums written	$83.4	$81.6	$615.7	$624.0

Gross insurance and reinsurance premiums earned	$193.0	$179.2	$736.3	$721.1
Earned reinsurance premiums ceded	(36.4)	(30.9)	(119.8)	(98.4)
Net insurance and reinsurance premiums earned	156.6	148.3	616.5	622.7

Underwriting expenses

Loss and loss adjustment expenses - current year	(154.2)	(138.6)	(373.8)	(701.4)
Loss and loss adjustment expenses - prior year	26.3	18.0	87.4	89.3
Insurance and reinsurance acquisition costs	(24.7)	(27.7)	(96.6)	(105.4)
Operating expenses	(19.6)	(22.1)	(79.4)	(88.3)
Incentive compensation expenses	(9.4)	(3.0)	(36.8)	(10.3)

Underwriting income (loss)	(25.0)	(25.1)	117.3	(193.4)

Net investment income	16.8	17.1	67.1	68.7
Other revenue	—	0.2	0.8	0.5
Net realized and unrealized investment gains	3.5	31.5	82.4	26.2
Net foreign exchange losses	(2.3)	(1.4)	(12.8)	(5.2)
Net income (loss) from derivative instruments	(1.1)	(0.1)	3.2	(3.1)
Interest and other financing expenses	(5.9)	(4.9)	(20.4)	(20.6)
Gain on sale of MUSIC	—	11.1	—	11.1
Loss on early extinguishment of debt	(9.7)		(9.7)	—
Income tax benefit (provision)	0.4	—	(0.3)	0.6

Net income (loss)	(23.3)	28.4	227.6	(115.2)

Dividends declared on non-cumulative preferred shares	(3.3)	(3.4)	(13.3)	(9.1)

Net income (loss) available to common shareholders	$(26.6)	$25.0	$214.3	$(124.3)

Net income (loss)	$(23.3)	$28.4	$227.6	$(115.2)

Net change in foreign currency translation	0.3	0.1	0.8	2.1

Comprehensive income (loss)	$(23.0)	$28.5	$228.4	$(113.1)

Basic and diluted earnings (loss) per common share	$(0.48)	$0.40	$3.67	$(2.01)

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	98.5%	93.4%	60.6%	112.6%
Prior year	-16.8%	-12.1%	-14.2%	-14.3%
Loss and loss adjustment expense ratio	81.7%	81.3%	46.4%	98.3%
Acquisition costs ratio	15.8%	18.7%	15.7%	16.9%
Operating expense ratio	12.5%	14.9%	12.9%	14.2%
Incentive compensation expense ratio	6.0%	2.0%	6.0%	1.7%
Combined ratio	116.0%	116.9%	81.0%	131.1%

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS

TO OPERATING INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss) available to common shareholders	$(26.6)	$25.0	$214.3	$(124.3)

Add (subtract):
Net realized investment gains	(6.2)	(9.1)	(56.7)	(34.6)
Net unrealized investment losses (gains)	2.7	(22.4)	(25.7)	8.4
Net losses from investment-related derivative instruments (2)	0.4	2.7	—	9.0
Net foreign exchange losses	2.3	1.4	12.8	5.2
Net losses (gains) from foreign exchange-related derivative instruments (2)	0.8	(2.7)	(3.5)	(7.0)
Gain on sale of MUSIC	—	(11.1)	—	(11.1)
Loss on early extinguishment of debt	9.7	—	9.7	—
Operating income (loss)	$(16.9)	$(16.2)	$150.9	$(154.4)

Operating income (loss) per common share	$(0.31)	$(0.27)	$2.58	$(2.50)

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE PER COMMON SHARE (1)

unaudited

	Dec. 31,		Sept. 30,		Dec. 31,
	2012		2012		2011
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ equity	$1,629.4		$1,674.0		$1,549.3

less: Non-cumulative preferred shares	(150.0)		(150.0)		(150.0)

[A] Fully converted book value per common share numerator	$1,479.4		$1,524.0		$1,399.3

Book value per share denominators (in thousands of common shares):

[B] Common shares outstanding	55,270	sh	55,523	sh	60,864	sh

Restricted share units outstanding	1,326		1,741		761

[C] Fully converted book value per common share denominator	56,596	sh	57,264	sh	61,625	sh

Book value per common share [A] / [B]	$26.77		$27.45		$22.99
Fully converted book value per common share [A] / [C]	26.14		26.61		22.71

Change in fully converted book value per common share: (3)

From September 30, 2012	-1.3%
From December 31, 2011	17.0%

(1)         These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.

(2)         Represents the portion of our net income or expense from derivative instruments that constitute investment and foreign exchange gains and losses.

(3)         Computed as the change in fully converted tangible book value per common share after taking into account common dividends declared of $0.115 and $0.43 during the three and twelve month periods ended December 31, 2012, respectively.